EXHIBIT 99.1

European Commission Approves Liberty Global’s Controlling
Ownership in Belgium’s Telenet
Liberty Global to Consolidate Telenet from Q1 2007
Denver, Colorado — February 26, 2007: Liberty Global, Inc. (“Liberty Global” or “the Company”) (Nasdaq: LBTYA, LBTYB, LBTYK) today announced that the European Commission has approved the Company’s recently increased and controlling ownership position in Telenet Group Holding NV (“Telenet”) (Euronext Brussels: TNET). As previously announced on November 13, 2006, Liberty Global exercised options that increased the Company’s ownership in Telenet to 28.07%. With today’s regulatory approval, Telenet will be consolidated for financial reporting purposes beginning January 1, 2007 and Liberty Global intends to nominate a majority of Telenet’s Board of Directors.
Mike Fries, President & CEO of Liberty Global said, “We are pleased to receive today’s regulatory approval and we are comfortable with our beneficial ownership position, including warrants, of approximately 30% in Telenet. We remain very supportive of the management team and believe the business has strong growth prospects.”
Telenet’s business comprises the provision of cable television, high speed internet, and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to businesses under the brand Telenet Solutions.
About Liberty Global, Inc.
Liberty Global is the leading international cable operator offering advanced video, voice and Internet-access services to connect its customers to the world of entertainment, communications and information. As of September 30, 2006, Liberty Global operated state-of-the-art broadband communications networks that served approximately 13 million customers in 17 countries, principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant media and programming businesses such as Jupiter TV in Japan and Chellomedia in Europe.
For more information, please visit www.lgi.com or contact:

Christopher Noyes	Hanne Wolf
Investor Relations — Denver	Corporate Communications — Denver
303.220.6693	303.220.6678

Iván Nash Vila	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
+41 44 277 9738	+31 20 778 9447